Exhibit 99.1

Mobile Mini, Inc.

Financial Statements

June 30, 2020

MOBILE MINI, INC.

Financial Statements

June 30, 2020

MOBILE MINI, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value data)

	June 30, 2020	December 31, 2019
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	$17,170	$8,053
Receivables, net of allowance for doubtful accounts of $6,549 and $4,622 at June 30, 2020 and December 31, 2019, respectively	92,465	104,390
Inventories	9,034	9,517
Rental fleet, net	958,155	966,223
Property, plant and equipment, net	152,367	157,183
Operating lease assets	91,807	93,116
Other assets	16,979	13,806
Intangibles, net	49,088	51,185
Goodwill	710,013	713,404
Total assets	$2,097,078	$2,116,877

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable	$32,416	$31,554
Accrued liabilities	62,874	77,069
Operating lease liabilities	93,814	94,932
Lines of credit	563,202	555,400
Obligations under finance leases	76,697	74,399
Senior notes, net of deferred financing costs of $2,554 and $2,873 at June 30, 2020 and December 31, 2019, respectively	247,446	247,127
Deferred income taxes	203,596	195,034
Total liabilities	1,280,045	1,275,515
Commitments and contingencies
Stockholders' equity:
Preferred stock $.01 par value, 20,000 shares authorized, none issued	—	—
Common stock $.01 par value, 95,000 shares authorized, 50,665 issued and 44,414 outstanding at June 30, 2020 and 50,381 issued and 44,152 outstanding at December 31, 2019	507	504
Additional paid-in capital	644,915	638,083
Retained earnings	430,665	445,285
Accumulated other comprehensive loss	(80,737)	(65,093)
Treasury stock, at cost, 6,251 and 6,229 shares at June 30, 2020 and December 31, 2019, respectively	(178,317)	(177,417)
Total stockholders' equity	817,033	841,362
Total liabilities and stockholders' equity	$2,097,078	$2,116,877

See accompanying notes to condensed consolidated financial statements (unaudited).

MOBILE MINI, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Rental	$124,461	$141,906	$265,117	$284,078
Sales	7,551	8,135	15,867	15,358
Other	79	140	147	406
Total revenues	132,091	150,181	281,131	299,842
Costs and expenses:
Rental, selling and general expenses	78,922	95,735	181,180	187,969
Cost of sales	4,706	5,044	9,808	9,646
Depreciation and amortization	17,563	18,135	35,055	35,470
Total costs and expenses	101,191	118,914	226,043	233,085
Income from operations	30,900	31,267	55,088	66,757
Other income (expense):
Interest income	12	—	24	—
Interest expense	(7,717)	(10,592)	(16,974)	(21,352)
Deferred financing costs write-off	—	—	—	(123)
Foreign currency exchange	(36)	(167)	(39)	(166)
Income before income tax provision	23,159	20,508	38,099	45,116
Income tax provision	5,917	6,450	12,556	12,973
Net income	$17,242	$14,058	$25,543	$32,143
Earnings per share:
Basic	$0.39	$0.32	$0.58	$0.72
Diluted	0.39	0.31	0.58	0.72
Weighted average number of common and common share equivalents outstanding:
Basic	43,971	44,496	43,922	44,472
Diluted	44,069	44,750	44,227	44,814
Cash dividends declared per share	$0.61	$0.28	$0.91	$0.55

MOBILE MINI, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income	$17,242	$14,058	$25,543	$32,143
Foreign currency translation adjustment	(1,259)	(5,236)	(15,644)	(131)
Comprehensive income	$15,983	$8,822	$9,899	$32,012

See accompanying notes to condensed consolidated financial statements (unaudited).

MOBILE MINI, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

(Unaudited)

	For the Six Months Ended June 30, 2020
					Accumulated
			Additional		Other			Total
	Common Stock		Paid-In	Retained	Comprehensive	Treasury Stock		Stockholders'
	Shares	Amount	Capital	Earnings	Loss	Shares	Amount	Equity
Balance at January 1, 2020	44,152	$504	$638,083	$445,285	$(65,093)	6,229	$(177,417)	$841,362
Net income	—	—	—	8,301	—	—	—	8,301
Common stock dividends declared	—	—	—	(13,442)	—	—	—	(13,442)
Other comprehensive loss	—	—	—	—	(14,385)	—	—	(14,385)
Exercise of stock options	24	—	752	—	—	—	—	752
Purchase of treasury stock	(22)	—	—	—	—	22	(900)	(900)
Restricted stock grants, net	225	2	(2)	—	—	—	—	—
Share-based compensation	—	—	2,682	—	—	—	—	2,682
Balance at March 31, 2020	44,379	506	641,515	440,144	(79,478)	6,251	(178,317)	824,370
Net income	—	—	—	17,242	—	—	—	17,242
Common stock dividends declared	—	—	—	(26,721)	—	—	—	(26,721)
Other comprehensive loss	—	—	—	—	(1,259)	—	—	(1,259)
Exercise of stock options	22	—	682	—	—	—	—	682
Purchase of treasury stock	—	—	—	—	—	—	—	—
Restricted stock grants, net	13	1	(1)	—	—	—	—	—
Share-based compensation	—	—	2,719	—	—	—	—	2,719
Balance at June 30, 2020	44,414	$507	$644,915	$430,665	$(80,737)	6,251	$(178,317)	$817,033

	For the Six Months Ended June 30, 2019
					Accumulated
			Additional		Other			Total
	Common Stock		Paid-In	Retained	Comprehensive	Treasury Stock		Stockholders'
	Shares	Amount	Capital	Earnings	Loss	Shares	Amount	Equity
Balance at January 1, 2019	44,690	$500	$619,850	$410,641	$(72,861)	5,296	$(147,861)	$810,269
Net income	—	—	—	18,085	—	—	—	18,085
Common stock dividends declared	—	—	—	(12,339)	—	—	—	(12,339)
Other comprehensive income	—	—	—	—	5,105	—	—	5,105
Exercise of stock options	66	1	1,689	—	—	—	—	1,690
Purchase of treasury stock	(29)	—	—	—	—	29	(1,057)	(1,057)
Restricted stock grants, net	248	2	(2)	—	—	—	—	—
Share-based compensation	—	—	3,404	—	—	—	—	3,404
Balance at March 31, 2019	44,975	503	624,941	416,387	(67,756)	5,325	(148,918)	825,157
Net income	—	—	—	14,058	—	—	—	14,058
Common stock dividends declared	—	—	—	(12,372)	—	—	—	(12,372)
Other comprehensive loss	—	—	—	—	(5,236)	—	—	(5,236)
Exercise of stock options	5	—	114	—	—	—	—	114
Purchase of treasury stock	(321)	—	—	—	—	321	(10,006)	(10,006)
Restricted stock grants, net	35	—	—	—	—	—	—	—
Share-based compensation	—	—	6,933	—	—	—	—	6,933
Balance at June 30, 2019	44,694	$503	$631,988	$418,073	$(72,992)	5,646	$(158,924)	$818,648

See accompanying notes to condensed consolidated financial statements (unaudited).

MOBILE MINI, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net income	$25,543	$32,143
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred financing costs write-off	—	123
Provision for doubtful accounts	3,295	2,303
Amortization of deferred financing costs	909	940
Amortization of long-term liabilities	—	13
Share-based compensation expense	5,401	10,337
Depreciation and amortization	35,055	35,470
Gain on sale of rental fleet	(3,042)	(3,041)
Loss on disposal of property, plant and equipment	186	102
Deferred income taxes	9,705	10,086
Foreign currency exchange	39	166
Changes in certain assets and liabilities:
Receivables	7,787	21,236
Inventories	351	1,344
Other assets	(1,223)	(806)
Accounts payable	2,784	3,033
Accrued liabilities	(14,375)	(12,897)
Net cash provided by operating activities	72,415	100,552
Cash flows from investing activities:
Cash paid for business acquired, net of cash acquired	(4,808)	—
Additions to rental fleet, excluding acquisitions	(18,786)	(46,397)
Proceeds from sale of rental fleet	7,385	7,054
Additions to property, plant and equipment, excluding acquisitions	(7,538)	(6,435)
Proceeds from sale of property, plant and equipment	93	133
Net cash used in investing activities	(23,654)	(45,645)
Cash flows from financing activities:
Net borrowings (repayments) under lines of credit	7,802	(13,395)
Deferred financing costs	—	(3,332)
Principal payments on finance lease obligations	(6,618)	(5,141)
Issuance of common stock	1,433	1,804
Dividend payments	(40,212)	(24,689)
Purchase of treasury stock	(900)	(11,063)
Net cash used in financing activities	(38,495)	(55,816)
Effect of exchange rate changes on cash	(1,149)	(9)
Net increase (decrease) in cash	9,117	(918)
Cash and cash equivalents at beginning of period	8,053	5,605
Cash and cash equivalents at end of period	$17,170	$4,687

See accompanying notes to condensed consolidated financial statements (unaudited).

MOBILE MINI, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2020	2019
Supplemental disclosure of cash flow information:
Cash paid for interest	$16,330	$20,195
Cash paid for income and franchise taxes	4,604	3,762
Equipment and other acquired through finance lease obligations	8,921	6,319
Capital expenditures accrued or payable	3,789	6,528

See accompanying notes to condensed consolidated financial statements (unaudited).

MOBILE MINI, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(1) Mobile Mini, Inc. - Organization and Description of Business

Mobile Mini, Inc., a Delaware corporation, is a leading provider of portable storage solutions and tank and pump solutions. In these notes, the terms “Mobile Mini” the “Company,” “we,” “us,” and “our” refer to Mobile Mini, Inc.

At June 30, 2020, we had a fleet of storage solutions units operating throughout the United States (the “U.S.”), Canada and the United Kingdom (the “U.K.”), serving a diversified customer base, including construction companies, large and small retailers, medical centers, schools, utilities, distributors, the military, hotels, restaurants, entertainment complexes and households. These customers rent our products for a wide variety of applications, including the storage of construction materials and equipment, retail and manufacturing inventory, documents and records and other goods. We also had a fleet of tank and pump solutions products, concentrated in the U.S. Gulf Coast, including liquid and solid containment units, serving a specialty sector in the industry. Our tank and pump products are rented primarily to chemical, refinery, oil and natural gas drilling, mining and environmental service customers.

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of Mobile Mini and our wholly owned subsidiaries. We do not have any subsidiaries in which we do not own 100% of the outstanding stock. All significant intercompany balances and transactions have been eliminated. The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. In the opinion of management of Mobile Mini, all adjustments (which include normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows for all periods presented have been made. The results of operations for the three and six months ended June 30, 2020 and 2019, respectively, are not necessarily indicative of the results to be expected for the full year.

These condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and accompanying notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”) on February 3, 2020.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying condensed consolidated financial statements and the notes to those statements. Actual results could differ from those estimates. Significant estimates affect the calculation of depreciation and amortization, the calculation of the allowance for doubtful accounts, the analysis of goodwill and long-lived assets for potential impairment and certain accrued liabilities.

Recent Developments – Merger Agreement

In March 2020, Mobile Mini entered into a definitive merger agreement (the “Merger Agreement”) with WillScot Corporation (“WillScot”). The Merger Agreement provides for the merger of Mobile Mini with and into a newly formed subsidiary of WillScot, with Mobile Mini surviving as a wholly owned subsidiary of WillScot (the “Merger”). The board of directors of both Mobile Mini and WillScot approved the Merger and the Merger Agreement. In June 2020, the stockholders of both Mobile Mini and WillScot voted in favor of the adoption of the Merger Agreement and the Merger closed on July 1, 2020. At the effective time of the Merger, subject to the terms and conditions set forth in the Merger Agreement, each outstanding share of the common stock of Mobile Mini was converted into the right to receive 2.4050 shares of WillScot Class A common stock. Subsequent to the Merger, Mobile Mini is no longer a stand-alone public company and is not subject to SEC filing requirements. In the Condensed Consolidated Statement of Income for the six months ended June 30, 2020, $19.9 million of merger-related expenses are included in the financial statement caption rental, selling and general expenses.

Recent Developments – COVID-19

On January 30, 2020, the World Health Organization declared an outbreak of a highly contagious form of an upper respiratory infection caused by COVID-19, a novel coronavirus strain commonly referred to as “coronavirus”. Mobile Mini was deemed an essential infrastructure business. We have continued to supply our products and services in most of the areas in which we operate; however, federal and local guidelines and restrictions have significantly curtailed the level of economic activity in affected areas, which include the areas in which we conduct our business.

MOBILE MINI, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - Continued

(2) Impact of Recently Issued Accounting Standards

Intangibles – Goodwill and Other – Internal-Use Software. In August 2018, the Financial Accounting Standards Board (the “FASB”) issued a standard that provides guidance on accounting for implementation costs incurred in a cloud computing arrangement that is a service contract. The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software, and hosting arrangements that include an internal-use software license.

This guidance also requires entities to present the expense related to the capitalized implementation costs in the same line item in the statement of income as the fees associated with the hosting element (service) of the arrangement and classify payments for capitalized implementation costs in the statement of cash flows in the same manner as payments made for fees associated with the hosting element. The entity is also required to present the capitalized implementation costs in the statement of financial position in the same line item that a prepayment for the fees of the associated hosting arrangement would be presented. This standard was effective for annual and interim periods beginning after December 15, 2019. We adopted this standard on January 1, 2020. The adoption did not have a material effect on our consolidated financial statements.

Intangibles – Goodwill and Other. In January 2017, the FASB issued a standard requiring an entity to no longer perform a hypothetical purchase price allocation to measure goodwill impairment. Instead, impairment is measured using the difference between the carrying amount and the fair value of the reporting unit. This standard was effective for annual and interim periods beginning after December 15, 2019. We adopted this standard on January 1, 2020. The adoption did not have a material effect on our consolidated financial statements.

Financial Instruments – Credit Losses. In June 2016, the FASB issued guidance amending the previous guidance on impairment of financial instruments. Among other things, the new guidance requires expectations of future credit losses to be based on relevant information from past events, including historical experience, current conditions and reasonable and supportable forecasts that affect collectability. This guidance does not apply to receivables arising from direct rental revenue related to our operating leases. The guidance was effective for fiscal years and interim periods beginning after December 15, 2019. We adopted this standard utilizing a modified-retrospective approach on January 1, 2020. The adoption did not have a material effect on our consolidated financial statements.

(3) Fair Value Measurements

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement determined by assumptions that market participants would use in pricing an asset or liability. We categorize each of our fair value measurements in one of the following three levels based on the lowest level of input that is significant to the fair value measurement:

Level 1 — Observable inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2 — Observable inputs, other than Level 1 inputs in active markets, that are observable either directly or indirectly; and

Level 3 — Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

At June 30, 2020 and December 31, 2019, we did not have any financial instruments required to be recorded at fair value on a recurring basis.

MOBILE MINI, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - Continued

The carrying amounts of cash, cash equivalents, receivables, accounts payable and accrued liabilities approximate fair values based on their short-term nature. Based on the borrowing rates currently available to us for bank loans with similar terms and average maturities, the fair value of our revolving credit facility debt and finance leases at June 30, 2020 and December 31, 2019 approximated their respective book values.

The fair value of our $250.0 million aggregate principal amount of 5.875% senior notes due July 1, 2024 (the “Senior Notes” or “2024 Notes”) is based on their latest sales price at the end of each period obtained from a third-party institution and is Level 2 in the fair value hierarchy as there is not an active market for the Senior Notes. The Senior Notes are presented on the balance sheet net of deferred financing costs. The gross carrying value and the fair value of our Senior Notes were as follows on the dates indicated:

	June 30, 2020	December 31, 2019
	(In thousands)
Carrying value	$250,000	$250,000
Fair value	257,350	260,938

In conjunction with the Merger, our revolving credit facility was paid in full and terminated and the Senior Notes were redeemed in July 2020.

(4) Revenues

Revenue Recognition

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied.

Rental revenue includes revenues associated with rental contracts with customers and may have multiple performance obligations including the direct rental of fleet to our customers, fleet delivery and pickup. Also included in rental revenues are ancillary fees including late charges and charges for damages. For contracts with multiple performance obligations, we allocate the contract’s transaction price to each performance obligation using the contractually stated price as our best estimate of the standalone selling price of each distinct promise in the contract. Our prices are determined using methods and assumptions developed consistently across similar customers and markets. We perform an ongoing collectability assessment of our accounts receivables and establish specific reserves when appropriate. Activity related to specific reserves is recorded as a reduction to revenue.

We enter into contracts with our customers to rent equipment based on a monthly rate for our Storage Solutions fleet and a daily, weekly or monthly rate for our Tank & Pump Solutions fleet. Revenues from renting are recognized ratably over the rental period, in accordance with lease accounting guidance. The rental continues until cancelled by the customer or the Company. If equipment is returned prior to the end of the contractually obligated period, the excess, if any, between the amount the customer is contractually required to pay, over the cumulative amount of revenue recognized to date, is recognized as incremental revenue upon return. Customers may utilize our equipment delivery and pick-up services in conjunction with the rental of equipment, but it is not required. Revenue pursuant to the delivery or pick up of a rented unit is recognized upon completion of the service in accordance with revenue recognition guidance and is included in the rental revenues financial statement caption.

We may use third parties to satisfy our performance obligations, including both the provision of rental units and other services. To determine whether we are the principal or agent in the arrangement, we review each third-party relationship on a contract by contract basis. We are an agent when our role is to arrange for another entity to provide the rental units and other services to the customer. In these instances, we do not control the rental unit or service before it is provided. We are the principal when we control the rental unit or service prior to transferring control to the customer. Mobile Mini may be a principal in the fulfillment of some rental units and services and an agent for other rental units and services within the same contract. We recognize revenue on a gross basis when we are the principal in the arrangement and on a net basis when we are the agent.

Sales revenue is primarily generated by the sale of new and used units, and to a lesser extent, parts and supplies sold to Tank & Pump Solutions customers. Sales contracts generally have a single performance obligation that is satisfied at the time of delivery. Sales revenue is measured based on the consideration specified in the contract and recognized when the customer takes possession of the unit or other sale items.

MOBILE MINI, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - Continued

Our Storage Solutions rental customers are generally billed in advance. Additionally, we may bill our customers in advance for fleet pickup. Tank & Pump Solutions rental customers are typically billed in arrears, a minimum of once per month. Sales transactions are generally billed in advance or upon transfer of the sold items. Payments from customers are generally due upon receipt of the invoice. Certain customers have extended terms for payment, but no terms are greater than one year following the invoice date.

Taxes assessed by a governmental authority that are both imposed and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue.

Contract Costs and Liabilities

When customers are billed in advance, we defer recognition of revenue and reflect unearned rental revenue at the end of the period. As of June 30, 2020 and December 31, 2019, we had approximately $38.7 million and $41.2 million, respectively, of unearned rental revenue included in accrued liabilities in the Condensed Consolidated Balance Sheets for June 30, 2020 and December 31, 2019. We expect to perform the remaining performance obligations and recognize the unearned rental revenue within the next twelve months.

Disaggregated Rental Revenue

In the following table, rental revenue is disaggregated by the nature of the underlying service provided and for the periods indicated. The table also includes a reconciliation of the disaggregated rental revenue to our reportable segments.

	For the Three Months Ended June 30, 2020
	Storage Solutions
	North America	United Kingdom	Total	Tank & Pump Solutions	Consolidated
	(In thousands)
Direct rental revenue	$66,968	$12,349	$79,317	$15,015	$94,332
Delivery, pickup and similar revenue	16,428	2,698	19,126	6,525	25,651
Ancillary rental revenue	2,929	905	3,834	644	4,478
Total rental revenues	$86,325	$15,952	$102,277	$22,184	$124,461

	For the Three Months Ended June 30, 2019
	Storage Solutions
	North America	United Kingdom	Total	Tank & Pump Solutions	Consolidated
	(In thousands)
Direct rental revenue	$68,026	$13,292	$81,318	$21,273	$102,591
Delivery, pickup and similar revenue	20,361	4,372	24,733	9,480	34,213
Ancillary rental revenue	3,069	1,265	4,334	768	5,102
Total rental revenues	$91,456	$18,929	$110,385	$31,521	$141,906

	For the Six Months Ended June 30, 2020
	Storage Solutions
	North America	United Kingdom	Total	Tank & Pump Solutions	Consolidated
	(In thousands)
Direct rental revenue	$138,356	$25,168	$163,524	$32,653	$196,177
Delivery, pickup and similar revenue	38,252	7,079	45,331	14,246	59,577
Ancillary rental revenue	6,186	1,980	8,166	1,197	9,363
Total rental revenues	$182,794	$34,227	$217,021	$48,096	$265,117

MOBILE MINI, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - Continued

	For the Six Months Ended June 30, 2019
	Storage Solutions
	North America	United Kingdom	Total	Tank & Pump Solutions	Consolidated
	(In thousands)
Direct rental revenue	$136,501	$26,572	$163,073	$41,382	$204,455
Delivery, pickup and similar revenue	42,150	9,048	51,198	18,074	69,272
Ancillary rental revenue	6,321	2,518	8,839	1,512	10,351
Total rental revenues	$184,972	$38,138	$223,110	$60,968	$284,078

(5) Earnings Per Share

Basic earnings per share (“EPS”) is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Restricted stock awards are subject to the risk of forfeiture and are not included in the calculation of basic weighted average number of common shares outstanding until vested. Diluted EPS is calculated under the treasury stock method. Potential common shares include restricted common stock and incremental shares of common stock issuable upon the exercise of stock options.

The following table is a reconciliation of net income and weighted-average shares of common stock outstanding for purposes of calculating basic and diluted EPS:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands, except per share data)
Numerator:
Net income	$17,242	$14,058	$25,543	$32,143
Denominator:
Weighted average shares outstanding - basic	43,971	44,496	43,922	44,472
Dilutive effect of share-based awards	98	254	305	342
Weighted average shares outstanding - diluted	44,069	44,750	44,227	44,814
Earnings per share:
Basic	$0.39	$0.32	$0.58	$0.72
Diluted	0.39	0.31	0.58	0.72

The following table represents the effect of stock options and restricted share awards that were issued or outstanding but excluded in calculating diluted EPS because their effect would have been anti-dilutive for the period indicated, or the underlying performance criteria had not yet been met:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands)
Stock options	1,827	1,540	849	1,523
Restricted share awards	224	111	134	1
Total	2,051	1,651	983	1,524

MOBILE MINI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - Continued

(6) Acquisition

During the six months ended June 30, 2020, we completed one acquisition of a portable storage business which further strengthened our business in Dallas, Texas. The accompanying condensed consolidated financial statements include the operations of the acquired business from the date of acquisition. The aggregate purchase price for the assets acquired were preliminarily allocated based on their estimated fair values at the date of the acquisition. We have not disclosed the pro-forma impact of the acquisition on operations as it was immaterial to our financial position or results of operations in aggregate.

The components of the purchase price and net assets acquired during the six months ended June 30, 2020 are as follows (in thousands):

Net Assets Acquired
Rental fleet	$3,265
Intangible assets:
Customer relationships	950
Non-compete agreements	50
Goodwill	570
Other assets	66
Liabilities	(93)
Total purchase price	$4,808

(7) Inventories

Inventories at June 30, 2020 and December 31, 2019 consisted of the following:

	June 30, 2020	December 31, 2019
	(In thousands)
Raw materials and supplies	$7,433	$6,957
Finished units	1,601	2,560
Inventories	$9,034	$9,517

(8) Rental Fleet

Rental fleet is capitalized at cost and depreciated over the estimated useful life of the unit using the straight-line method. Rental fleet is depreciated whether or not it is out on rent. Capitalized cost of rental fleet includes the price paid to acquire the unit and freight charges to the location when the unit is first placed in service, and when applicable, the cost of manufacturing or remanufacturing, which includes the cost of customizing units. Ordinary repair and maintenance costs are charged to operations as incurred.

We periodically review depreciable lives and residual values against various factors, including the results of our lenders’ independent appraisal of our rental fleet, practices of our competitors in comparable industries and profit margins achieved on sales of depreciated units. Appraisals on our rental fleet are required by our lenders on a regular basis. The appraisal typically reports no difference in the value of the unit due to the age or length of time it has been in our fleet. Based in part upon our lender’s third-party appraiser who evaluated our fleet as of August 31, 2019, management estimates that the net orderly liquidation appraisal value as of June 30, 2020 was approximately $1.0 billion.

Depreciation expense related to our rental fleet for the six months ended June 30, 2020 and 2019 was $15.4 million and $15.9 million, respectively. At June 30, 2020, all rental fleet units were pledged as collateral under our Second Amended and Restated ABL Credit Agreement dated as of March 22, 2019 (the “Credit Agreement”) with Deutsche Bank AG New York Branch (“Deutsche Bank”), as administrative agent, and the other lenders party thereto.

MOBILE MINI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - Continued

Rental fleet consisted of the following at June 30, 2020 and December 31, 2019:

	Residual Value as Percentage of Original Cost (1)	Estimated Useful Life in Years	June 30, 2020	December 31, 2019
			(In thousands)
Storage Solutions:
Steel storage containers	55%	30	$623,474	$627,230
Steel ground level offices	55	30	370,926	366,630
Other			6,137	6,565
Total			1,000,537	1,000,425
Accumulated depreciation			(172,348)	(166,565)
Total Storage Solutions fleet, net			$828,189	$833,860
Tank & Pump Solutions:
Steel tanks		25	$81,395	$82,015
Roll-off boxes		15 - 20	34,975	35,398
Stainless steel tank trailers		25	31,166	29,716
Vacuum boxes		20	17,193	16,775
Dewatering boxes		20	10,353	9,486
Pumps and filtration equipment		7	14,775	14,343
Other			9,855	9,776
Total			199,712	197,509
Accumulated depreciation			(69,746)	(65,146)
Total Tank & Pump Solutions fleet, net			$129,966	$132,363
Total rental fleet, net			$958,155	$966,223

(1) Tank & Pump Solutions fleet has been assigned zero residual value.

(9) Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is recorded using the straight-line method over the assets’ estimated useful lives. Our depreciation expense related to property, plant and equipment for the six months ended June 30, 2020 and 2019 was $16.6 million and $16.3 million, respectively. Normal repairs and maintenance to property, plant and equipment are expensed as incurred. When property or equipment is retired or sold, the net book value of the asset, reduced by any proceeds, is charged to gain or loss on the disposal of property, plant and equipment and is included in rental, selling and general expenses in the Condensed Consolidated Statements of Income.

Property, plant and equipment at June 30, 2020 and December 31, 2019 consisted of the following:

	Residual Value as Percentage of Original Cost	Estimated Useful Life in Years	June 30, 2020	December 31, 2019
			(In thousands)
Land			$1,624	$1,653
Vehicles and machinery	0 - 55%	5 - 30	179,507	174,191
Buildings and improvements (1)	0 - 25	3 - 30	32,861	33,137
Computer equipment and software	0	3 - 10	81,108	76,587
Furniture and office equipment	0	3 - 10	4,971	5,354
Property, plant and equipment			300,071	290,922
Accumulated depreciation			(147,704)	(133,739)
Property, plant and equipment, net			$152,367	$157,183

(1) Improvements made to leased properties are depreciated over the lesser of the estimated remaining life or the remaining term of the respective lease.

MOBILE MINI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - Continued

(10) Goodwill and Intangibles

For acquired businesses, we record assets acquired and liabilities assumed at their estimated fair values on the respective acquisition dates. Based on these values, the excess purchase prices over the fair value of the net assets acquired is recorded as goodwill. Of the $710.0 million total goodwill at June 30, 2020, $475.0 million related to the North America Storage Solutions segment, $53.8 million related to the U.K. Storage Solutions segment and $181.2 million related to the Tank & Pump Solutions segment.

The following table shows the activity and balances related to goodwill from January 1, 2020 to June 30, 2020 (in thousands):

Balance at January 1, 2020	$713,404
Acquisition	570
Foreign currency	(3,961)
Balance at June 30, 2020	$710,013

Intangible assets are amortized over the estimated useful life of the asset utilizing a method which reflects the estimated pattern in which the economic benefits will be consumed. Customer relationships are amortized based on the estimated attrition rates of the underlying customer base. Other intangibles are amortized using the straight-line method. When the intangible reaches the end of its life and no longer has value to the Company, the gross carrying amount and the related accumulated amortization are removed from our balance sheet.

The following table reflects balances related to intangible assets for the periods presented:

		June 30, 2020			December 31, 2019
	Estimated Useful Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
		(In thousands)
Customer relationships	15 - 20	$95,239	$(47,227)	$48,012	$94,808	$(44,846)	$49,962
Trade names/trademarks	5 - 7	2,300	(1,429)	871	5,200	(4,164)	1,036
Non-compete agreements	5	337	(155)	182	1,810	(1,648)	162
Other	20	59	(36)	23	60	(35)	25
Total		$97,935	$(48,847)	$49,088	$101,878	$(50,693)	$51,185

Amortization expense for amortizable intangibles was approximately $3.1 million and $3.2 million for the six-month periods ended June 30, 2020 and 2019, respectively. Based on the carrying value at June 30, 2020, future amortization of intangible assets is expected to be as follows for the years ended December 31 (in thousands):

2020 (remaining)	$3,120
2021	5,626
2022	5,163
2023	4,491
2024	4,105
Thereafter	26,583
Total	$49,088

(11) Debt

Lines of Credit

On March 22, 2019, Mobile Mini and certain of its subsidiaries entered into the Second Amended and Restated ABL Credit Agreement dated as of March 22, 2019 (the “Credit Agreement”) with Deutsche Bank AG New York Branch (“Deutsche Bank”), as administrative agent, and the other lenders party thereto. In conjunction with the Merger, the Credit Agreement was repaid in full and terminated in July 2020.

MOBILE MINI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - Continued

The Credit Agreement provided for a $1 billion first lien senior secured revolving credit facility, which was for borrowing in U.S. Dollars (the “U.S. Subfacility”), in British Pounds and Euros (the “U.K. Subfacility”), and in Canadian Dollars (the “Canadian Subfacility”). The U.S. Subfacility was subject to, among other things, the terms of a borrowing base calculated as a discount to the value of certain pledged U.S. collateral; the U.K. Subfacility was subject to a similar borrowing base that included certain pledged U.K. collateral; and the Canadian Subfacility was subject to a similar borrowing base that included certain pledged Canadian collateral. Under the terms of the Credit Agreement, certain real property required an appraisal before the value could be considered in the borrowing base of the respective subfacilities. All three borrowing bases were subject to certain reserves and caps customary for financings of this type. The Credit Agreement had an accordion feature that permitted, under certain conditions, an increase of up to $500 million of additional commitments. If at any time the aggregate amounts outstanding under the subfacilities exceeded the respective borrowing base then in effect, a prepayment of an amount sufficient to eliminate such excess was required to be made. Mobile Mini had the right to prepay loans under the Credit Agreement in whole or in part at any time. All amounts borrowed under the Credit Agreement were required to be repaid on or before March 22, 2024. The Credit Agreement also provided for the issuance of irrevocable standby letters of credit by U.S. lenders in amounts totaling up to $50 million, by U.K.-based lenders in amounts totaling up to $20 million and by Canadian-based lenders in amounts totaling up to $20 million.

Loans made under the (i) U.S. Subfacility bore interest at a rate equal to, at Mobile Mini’s option, either (a) the London interbank offered rate (“LIBOR”) plus an applicable margin (“LIBOR Loans”) or (b) the prime rate plus an applicable margin (“Base Rate Loans”); (ii) U.K. Subfacility denominated in British Pounds bore interest at LIBOR plus an applicable margin and loans denominated in Euros bore interest at the Euro interbank offered rate plus an applicable margin; and (iii) Canadian Subfacility bore interest at a rate equal to, at Mobile Mini’s option, either (a) the Canadian prime rate plus an applicable margin or (b) the Canadian Dollar bankers’ acceptance rate plus an applicable margin. As of June 30, 2020, the applicable margins were 1.50% for LIBOR Loans and 0.50% for Base Rate Loans. Mobile Mini was also required to pay an unused line fee in respect of the unutilized commitments under the Credit Agreement at a fee rate of 0.225% per annum, as well as customary letter of credit fees.

Ongoing extensions of credit under the Credit Agreement were subject to customary conditions, including sufficient availability under the respective borrowing base. The Credit Agreement also contained various financial and nonfinancial covenants which required Mobile Mini to, among other things, comply with a minimum fixed charge coverage ratio of 1.00 to 1.00 as of the last day of each quarter, upon specified excess availability under the Credit Agreement falling below the greater of (y) $90 million and (z) 10% of the lesser of the then total revolving loan commitment and aggregate borrowing base. As of June 30, 2020, we were in compliance with the minimum borrowing availability threshold set forth in the Credit Agreement and therefore, were not subject to any financial maintenance covenants.

The U.S. Subfacility was guaranteed by Mobile Mini and certain of its domestic subsidiaries. The U.K. Subfacility and the Canadian Subfacility were guaranteed by Mobile Mini and certain of its domestic and foreign subsidiaries. The U.S. Subfacility was secured by a first priority lien on substantially all assets of Mobile Mini and the guarantors of such subfacility. The U.K. and Canadian Subfacilities were secured by a first priority lien on substantially all of the assets of the borrowers and the guarantors of such subfacilities.

The Credit Agreement also included other covenants, representations, warranties, indemnities, and events of default that are customary for facilities of this type, including events of default relating to a change of control of Mobile Mini.

Senior Notes

We had outstanding $250.0 million aggregate principal amount of 2024 Notes issued at their face value on May 9, 2016. In July 2020, the notes were redeemed in conjunction with the Merger. The 2024 Notes bore interest at a rate of 5.875% per year and would have matured on July 1, 2024. Interest on the 2024 Notes was payable semiannually in arrears on January 1 and July 1. The 2024 Notes were senior unsecured obligations of the Company and were unconditionally guaranteed on a senior unsecured basis by certain of our existing and future domestic subsidiaries.

Obligations Under Finance Leases

At June 30, 2020 and December 31, 2019, obligations under finance leases for certain real property and transportation related equipment were $76.7 million and $74.4 million, respectively. See additional information in Note 12.

MOBILE MINI, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - Continued

Future Debt Obligations

The scheduled maturity for debt obligations for balances outstanding at June 30, 2020 are as follows:

	Lines of Credit	Senior Notes	Finance Lease Obligations	Total
	(In thousands)
2020 (remaining)	$—	$—	$8,111	$8,111
2021	—	—	14,743	14,743
2022	—	—	13,745	13,745
2023	—	—	12,365	12,365
2024	563,202	250,000	8,797	821,999
Thereafter	—	—	18,936	18,936
Total	$563,202	$250,000	$76,697	$889,899

In conjunction with the Merger, the Credit Agreement was paid in full and terminated and the Senior Notes were redeemed in July 2020.

(12) Leases

Real Estate

We lease our corporate and administrative offices in Phoenix, Arizona and our U.K. headquarters in Stockton-on-Tees. We also lease field locations throughout the U.S. and the U.K., as well as two in Canada. Many real estate leases include one or more options to renew. The exercise of lease renewal options is generally at our discretion and we assess the initial lease term based on the term that we are reasonably certain to occupy the leased property. None of our real estate leases contain residual value guarantees or purchase options. The majority of our real estate leases are operating leases.

Equipment Leases

Mobile Mini also engages in leases related to ancillary equipment to support our field operations; such as, forklifts, trucks, service vehicles and automobiles. These leases often include an option to purchase the equipment at the end of the lease and are generally finance leases. In addition, we have leases for certain office equipment.

Lease Assets and Liabilities

For leases with an initial term greater than twelve months, we recognize a lease asset and liability at commencement date. Lease assets are initially measured at cost, which includes the initial amount of the lease liability, plus any initial direct costs incurred, less lease incentives received. In our Condensed Consolidated Balance Sheets, finance lease assets are included in property, plant and equipment. For operating leases, the liability is initially and subsequently measured as the present value of the unpaid lease payments. For finance lease liabilities, the lease liability is also initially measured as the present value of the unpaid lease payments and is subsequently measured at amortized cost using the effective interest method. We are required to use estimates and judgments in the determination of our lease liabilities.

(13) Income Taxes

We are subject to taxation in the U.S. federal jurisdiction, as well as various U.S. state and foreign jurisdictions. We have identified our U.S. federal tax return as our “major” tax jurisdiction. As of June 30, 2020, we are no longer subject to examination by U.S. federal tax authorities for years prior to 2016, to examination for any U.S. state taxing authority prior to 2014, or to examination for any foreign jurisdictions prior to 2015. All subsequent periods remain open to examination.

Our effective income tax rate increased to 33.0% for the six months ended June 30, 2020, compared to 28.8% for the prior-year period. The increase in the effective tax rate was primarily due to non-deductible costs incurred associated with the Merger partially offset by a favorable settlement of uncertain tax positions. The prior-year tax rate was affected by the tax impact of non-deductible stock compensation recorded.

Uncertain tax positions are recognized and measured using a two-step approach. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation process, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

MOBILE MINI, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - Continued

A reconciliation of the beginning and ending balance of unrecognized tax benefits is as follows:

2020
(In thousands)
Beginning balance	$515
Reductions due to settled positions related to prior years	(493)
Ending balance	$22

Our policy for recording interest and penalties associated with audits is to record such items as a component of income before taxes. Penalties and associated interest costs, if any, are recorded in rental, selling and general expenses in our Condensed Consolidated Statements of Income.

(14) Share-Based Compensation

We have historically awarded stock options and restricted stock awards for employees and non-employee directors as a means of attracting and retaining quality personnel and to align employee performance with stockholder value. Share-based compensation plans are approved by our stockholders and administered by the stock compensation committee of the Company’s Board of Directors (the “Board”). Prior to the Merger, the plan allowed for a variety of equity programs designed to provide flexibility in implementing equity and cash awards, including incentive stock options, nonqualified stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance stock, performance units and other stock-based awards. Participants may be granted any one of the equity awards or any combination. We did not award stock options with an exercise price below the market price of the underlying securities on the date of grant. As of June 30, 2020, 0.8 million shares were available for future grants, assuming performance-based awards vest at their target amount. Generally, stock options had contractual terms of ten years.

All unvested share-based awards outstanding on June 30, were vested upon execution of the merger in July 2020 and exchanged for WillScot shares adjusted to reflect the exchange ratio of 2.4050. Outstanding options for Company shares were exchanged for WillScot options in July 2020 with the amount of options and exercise price adjusted to reflect the exchange ratio.

Service-based awards. We granted share-based compensation awards that vested over time subject to the employee rendering service over the vesting period. The majority of the service–based awards vested in equal annual installments over a period of three to four years. The expense for service-based awards was expensed ratably over the full service period of the grant.

Performance-based awards. All performance-based awards granted from 2017 through 2020 vested contingently over a three-year period assuming a target number of options or restricted share awards. However, the terms of these awards provided that the number of options or restricted share awards that ultimately vested could vary between 50% and 200% of the target amount or could be zero. The targets were set at the time of grant. For awards granted from 2017 through 2020, performance conditions were related to the Company’s return on capital employed.

Expense related to performance-based awards that have multiple vesting dates was recognized using the accelerated attribution approach, whereby each vesting tranche was treated as a separate award for purposes of determining the implicit service period. The accelerated attribution approach generally resulted in a higher expense during the earlier years of vesting. Expense related to performance-based awards was recognized based upon anticipated attainment. All share-based compensation was included in rental, selling and general expenses for the six months ended June 30, 2020 and 2019.

During the three months ended June 30, 2019, Mobile Mini amended the terms of certain share-based compensation agreements with our then Chief Executive Officer in conjunction with his planned retirement as an employee of the Company and assumption of the position of Chairman of the Board for Mobile Mini as of October 1, 2019. The amended agreements provided that his service period under such agreements be extended to include his status as a Director. In connection with these modifications, we recorded additional share-based compensation during the quarter of $3.6 million.

As of June 30, 2020, the Company did not have any unvested stock options. As of June 30, 2020, the unrecognized compensation cost related to restricted stock awards assuming achievement at target was approximately $9.8 million, which would have been expected to be recognized over a weighted-average period of approximately 1.6 years.

MOBILE MINI, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - Continued

Stock Options. No new stock option grants were made in the six months ended June 30, 2020 and there are no unvested stock options as of June 30, 2020.

The following table summarizes stock option activity for the six months ended June 30, 2020:

	Total Options	Weighted Average Exercise Price
	(In thousands)
Options outstanding, beginning of period	3,010	$32.53
Additional options awarded based upon achievement of specified performance criteria	106	32.43
Canceled/Expired	(11)	43.10
Exercised	(46)	31.01
Options outstanding, end of period	3,059	32.51

Due to actual performance exceeding targets, shares granted in 2017 that contingently vested based upon 2019 performance criteria vested above target at 200% resulting in additional awards.

A summary of stock options outstanding as of June 30, 2020 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Terms	Aggregate Intrinsic Value
	(In thousands)		(In years)	(In thousands)
Outstanding and Exercisable	3,059	$32.51	3.83	$2,089

The aggregate intrinsic value of options exercised during the six months ended June 30, 2020 was approximately $0.4 million.

Restricted Stock Awards. The fair value of restricted stock awards was estimated as the closing price of our common stock on the date of grant. A summary of restricted stock award activity for the six months ended June 30, 2020 is as follows:

	Number of Shares
	Performance- Based Awards	Service-Based Awards	Total Awards	Weighted Average Grant Date Fair Value
	(In thousands)
Restricted stock awards at beginning of period	172	259	431	$36.06
Awarded	91	125	216	37.89
Additional shares awarded based upon achievement of specified performance criteria	52	—	52	40.53
Released	(119)	(133)	(252)	34.99
Forfeited	(7)	(23)	(30)	35.65
Restricted stock awards at end of period	189	228	417	37.92
Unvested target stock awards that vest based upon 2020 performance conditions	94
Unvested target stock awards that vest based upon 2021 performance conditions	66
Unvested target stock awards that vest based upon 2022 performance conditions	29

Due to actual performance exceeding targets, shares granted in 2019 and 2018 that contingently vested based upon 2019 performance criteria vested above target at 163% and 200%, respectively, resulting in additional share awards.

MOBILE MINI, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - Continued

The restricted stock awards that vested during the six months ended June 30, 2020 had an aggregate grant date fair value of $8.8 million and an aggregate vesting date fair value of $9.9 million.

(15) Commitments and Contingencies

We are a party to various claims and litigation in the normal course of business. Our current estimated range of liability related to various claims and pending litigation is based on claims for which our management can determine that it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Because of the uncertainties related to both the probability of incurred and possible range of loss on pending claims and litigation, management must use considerable judgment in making reasonable determination of the liability that could result from an unfavorable outcome. As additional information becomes available, we will assess the potential liability related to our pending litigation and revise our estimates. Such revisions in our estimates of the potential liability could materially impact our results of operation. We do not anticipate the resolution of such matters known at this time will have a material adverse effect on our business or consolidated financial position.

(16) Stockholders’ Equity

Dividends

The Board authorized and declared cash dividends to all of our common stockholders as follows:

Declaration Date	Payment Date	Record Date (close of business)	Dividend Amount Per Share of Common Stock
January 27, 2020	March 11, 2020	February 26, 2020	$0.303
April 29, 2020	May 27, 2020	May 13, 2020	$0.303
June 10, 2020	June 30, 2020	June 20, 2020	$0.303

Treasury Stock

On November 6, 2013, the Board approved a share repurchase program authorizing up to $125.0 million of our outstanding shares of common stock to be repurchased. On April 17, 2015, the Board authorized up to an additional $50.0 million of our outstanding shares of common stock to be repurchased, for a total of $175.0 million under the share repurchase program. The shares may be repurchased from time to time in the open market or in privately negotiated transactions. The share repurchases are subject to prevailing market conditions and other considerations. The share repurchase program does not have an expiration date and may be suspended or terminated at any time by the Board. All shares repurchased are held in treasury.

During the six months ended June 30, 2020, we did not purchase shares of our common stock under the authorized share repurchase. Approximately $42.4 million is available for repurchase as of June 30, 2020. We withheld approximately 22,000 shares of stock from employees, for an approximate value of $0.9 million, upon vesting of share awards to satisfy tax withholding obligations during the six months ended June 30, 2020.

(17) Segment Reporting

Our operations are comprised of three reportable segments: North America Storage Solutions, U.K. Storage Solutions and Tank & Pump Solutions. Discrete financial data on each of our products is not available and it would be impractical to collect and maintain financial data in such a manner. The results for each segment are reviewed discretely by our chief operating decision maker.

We operate in the U.S., the U.K. and Canada. All of our locations operate in their local currency. Although we are exposed to foreign exchange rate fluctuation in foreign markets where we rent and sell our products, we do not believe such exposure will have a significant impact on our results of operations. Revenues recognized by our U.S. locations were $114.1 million and $128.4 million for the three months ended June 30, 2020 and 2019, respectively, and were $242.1 million and $256.4 million for the six months ended June 30, 2020 and 2019, respectively.

MOBILE MINI, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - Continued

The following tables set forth certain information regarding each of the Company’s segments for the three-month periods indicated:

	For the Three Months Ended June 30, 2020
	Storage Solutions
	North America	United Kingdom	Total	Tank & Pump Solutions	Consolidated
	(In thousands)
Revenues:
Rental	$86,325	$15,952	$102,277	$22,184	$124,461
Sales	4,838	1,202	6,040	1,511	7,551
Other	53	—	53	26	79
Total revenues	91,216	17,154	108,370	23,721	132,091
Costs and expenses:
Rental, selling and general expenses	53,785	9,484	63,269	15,653	78,922
Cost of sales	2,958	892	3,850	856	4,706
Depreciation and amortization	9,521	1,677	11,198	6,365	17,563
Total costs and expenses	66,264	12,053	78,317	22,874	101,191
Income from operations	$24,952	$5,101	$30,053	$847	$30,900
Interest expense, net of interest income	$4,927	$102	$5,029	$2,676	$7,705
Income tax provision (benefit)	5,435	877	6,312	(395)	5,917
Capital expenditures for additions to rental fleet, excluding acquisitions	7,272	522	7,794	941	8,735

	For the Three Months Ended June 30, 2019
	Storage Solutions
	North America	United Kingdom	Total	Tank & Pump Solutions	Consolidated
	(In thousands)
Revenues:
Rental	$91,456	$18,929	$110,385	$31,521	$141,906
Sales	4,781	1,990	6,771	1,364	8,135
Other	62	1	63	77	140
Total revenues	96,299	20,920	117,219	32,962	150,181
Costs and expenses:
Rental, selling and general expenses	61,937	13,120	75,057	20,678	95,735
Cost of sales	2,778	1,492	4,270	774	5,044
Depreciation and amortization	9,122	1,816	10,938	7,197	18,135
Total costs and expenses	73,837	16,428	90,265	28,649	118,914
Income from operations	$22,462	$4,492	$26,954	$4,313	$31,267
Interest expense, net of interest income	$7,782	$127	$7,909	$2,683	$10,592
Income tax provision	5,128	828	5,956	494	6,450
Capital expenditures for additions to rental fleet, excluding acquisitions	16,166	1,190	17,356	6,025	23,381

MOBILE MINI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - Continued

The following tables set forth certain information regarding each of the Company’s segments for the six-month periods indicated:

	For the Six Months Ended June 30, 2020
	Storage Solutions
	North America	United Kingdom	Total	Tank & Pump Solutions	Consolidated
	(In thousands)
Revenues:
Rental	$182,794	$34,227	$217,021	$48,096	$265,117
Sales	10,122	3,124	13,246	2,621	15,867
Other	92	—	92	55	147
Total revenues	193,008	37,351	230,359	50,772	281,131
Costs and expenses:
Rental, selling and general expenses	125,073	21,879	146,952	34,228	181,180
Cost of sales	6,019	2,369	8,388	1,420	9,808
Depreciation and amortization	18,826	3,447	22,273	12,782	35,055
Total costs and expenses	149,918	27,695	177,613	48,430	226,043
Income from operations	$43,090	$9,656	$52,746	$2,342	$55,088
Interest expense, net of interest income	$11,389	$209	$11,598	$5,352	$16,950
Income tax provision (benefit)	11,686	1,652	13,338	(782)	12,556
Capital expenditures for additions to rental fleet, excluding acquisitions	12,472	859	13,331	5,455	18,786

	For the Six Months Ended June 30, 2019
	Storage Solutions
	North America	United Kingdom	Total	Tank & Pump Solutions	Consolidated
	(In thousands)
Revenues:
Rental	$184,972	$38,138	$223,110	$60,968	$284,078
Sales	8,807	3,741	12,548	2,810	15,358
Other	287	1	288	118	406
Total revenues	194,066	41,880	235,946	63,896	299,842
Costs and expenses:
Rental, selling and general expenses	120,893	26,790	147,683	40,286	187,969
Cost of sales	5,191	2,895	8,086	1,560	9,646
Depreciation and amortization	18,111	3,550	21,661	13,809	35,470
Total costs and expenses	144,195	33,235	177,430	55,655	233,085
Income from operations	$49,871	$8,645	$58,516	$8,241	$66,757
Interest expense, net of interest income	$15,712	$262	$15,974	$5,378	$21,352
Income tax provision	10,523	1,592	12,115	858	12,973
Capital expenditures for additions to rental fleet, excluding acquisitions	28,007	2,111	30,118	16,279	46,397

MOBILE MINI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - Continued

Assets related to the Company’s reportable segments include the following:

	Storage Solutions
	North America	United Kingdom	Total	Tank & Pump Solutions	Consolidated
	(In thousands)
As of June 30, 2020:
Goodwill	$474,980	$53,817	$528,797	$181,216	$710,013
Intangibles, net	2,951	196	3,147	45,941	49,088
Rental fleet, net	694,750	133,439	828,189	129,966	958,155
As of December 31, 2019:
Goodwill	$474,622	$57,566	$532,188	$181,216	$713,404
Intangibles, net	2,518	256	2,774	48,411	51,185
Rental fleet, net	689,424	144,436	833,860	132,363	966,223

Included in the table above are assets in the U.S. of $1.5 billion as of both June 30, 2020 and December 31, 2019.

(18) Subsequent Events

Execution of Merger Agreement

On July 1, 2020, Mobile Mini and WillScot Corporation (“WillScot”) executed the Merger Agreement entered into in March 2020. The Merger Agreement provides for the merger of Mobile Mini with and into a newly formed subsidiary of WillScot, with Mobile Mini surviving as a wholly owned subsidiary of WillScot (the “Merger”). At the effective time of the Merger, subject to the terms and conditions set forth in the Merger Agreement, each outstanding share of the common stock of Mobile Mini was converted into the right to receive 2.4050 shares of WillScot Class A common stock.

Among other things, in July 2020 in conjunction with the Merger:

•	Our Credit Agreement was repaid in full and discontinued

•	Our Senior Notes were redeemed

•	All unvested share-based awards were vested, with performance-based awards vesting at the target amount